Exhibit 99.1

Fourth Quarter Sales and Earnings Surge Lifts Hooker Furniture’s Fiscal Year

MARTINSVILLE, Va., April 06, 2017 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $577.2 million and net income of $25.3 million, or $2.18 per diluted share, for its fifty-two week fiscal year that ended January 29, 2017 (fiscal).

This is the fourth quarter to include consolidated financial results reflecting Hooker’s acquisition of the business of Home Meridian International (“Home Meridian”), which positions Hooker Furniture as one of the top casegoods sources for the U.S. furniture retail market. Because the Home Meridian acquisition was completed on February 1, 2016, the first day of the Company’s 2017 fiscal year, Home Meridian’s results are not included in the prior fiscal-year results.

Net sales in fiscal 2017 increased $330.2 million, compared to the prior year, and earnings per diluted share increased over 46% from $1.49 in the previous fiscal year. Consolidated net income increased $9.1 million, or 56.2%, compared to the prior-year.

For the fiscal 2017 fourth quarter, consolidated net sales increased 187.2% to $173.9 million, compared to $60.6 million for last year’s fourth quarter.  Consolidated net income for the fourth quarter increased from fiscal 2016 by 165% to $11.0 million, or $0.95 per diluted share.

Included in fiscal 2017 results is $3.1 million in acquisition-related intangible amortization expense, $334,000 of which came in the fourth quarter, and $1.2 million of non-recurring acquisition related costs.

“Our Hooker Casegoods, Upholstery and Home Meridian segments delivered their strongest performance of the year in the fourth quarter, enabling us to end the year with positive momentum and bring our full-year results in line with internal expectations,” said Paul B. Toms Jr., chairman and chief executive officer. “Outstanding fourth quarter results were driven by Home Meridian’s significant backlog at the end of the third quarter, resulting in record shipments in the fourth quarter, along with an excellent fall furniture market and post-market orders at Hooker legacy brands,” he continued. “With sales recovering at both Home Meridian and Hooker legacy brands, we demonstrated the significant earnings leverage possible with our asset-light, low fixed cost business model.”

The revenue increase, along with favorable ocean freight costs, low inflation and ongoing cost control efforts across the enterprise, generated record operating income during the quarter. Consolidated operating income increased $10.5 million, or 162%, to $17.1 million during the final quarter of the fiscal year. The increase was driven primarily by the addition of Home Meridian’s sales volume as a result of the acquisition.

Consolidated gross profit increased 122.2%, or $22.1 million, compared to the prior- year quarter, primarily due to the addition of Home Meridian’s sales volume.

“As a result of Home Meridian’s profitability, the acquisition was accretive to earnings per share in the year of acquisition, as we expected,” said Toms. “This provided further validation of the acquisition and positive momentum to the combined companies,” he said.

“It was a good year for our shareholders as well,” Toms added. “We have experienced good appreciation in our share price since the Acquisition was announced. Also, as a result of strong earnings, we increased our quarterly dividend by 20% in December 2016.”

The Company is organized into four operating segments – Hooker casegoods, Home Meridian, Upholstery and an “All Other” segment.  Details regarding each segment are discussed below:

Segment Reporting: Hooker Casegoods

“Following the strongest fall furniture market for Hooker casegoods in five years, incoming orders exceeded prior-year levels during the fourth quarter, providing a positive shift from the first three quarters,” Toms said. “We were able to convert the strong market and an elevated backlog to the best shipping quarter of the year for Hooker casegoods.”

“Our strategy to pre-order two well-received collections from the fall furniture market made them available for shipment to retailers in the fourth quarter, rather than well into the following fiscal year, as the typical product cycle would have allowed. That positively impacted fourth quarter sales, and should give us additional turns at retail in the current fiscal year by getting the collection to market 3 to 4 months earlier than was typical in the past.”

Segment Reporting: Home Meridian

“Home Meridian had a very strong fourth quarter,” said George Revington, chief operating officer for Hooker Furniture Corporation. “Sales were up 23% over our pre-acquisition record quarter from the prior year. For the entire year, sales were up 6%.”

In fiscal 2017, “Home Meridian met its objectives for sales and operating profit, and we have plans to grow during 2018. The strength from the fiscal 2017 fourth quarter is carrying over into the fiscal 2018 first quarter, as our order flow and backlog remain strong, with orders for the first two months of fiscal 2018 up 19% over last year,” Revington continued. “This success is a result of the strategies we have in place to address the emerging channels of distribution.”

“For the entire year, sales from customers in our emerging channels were up significantly as compared to the prior year. The pace of change in the distribution channels for furniture is accelerating. We are taking full advantage of the disruptions occurring in our industry by making positive adjustments to our product assortment and sales focus,” he said.

Segment Reporting: Upholstery

“Our Hooker Upholstery imported upholstery line had the strongest market in its history, and expanded into the fashion upholstered bed category,” said Toms. “During the quarter, they also made progress in getting back in stock on bestsellers. For the year, Upholstery segment sales decreased modestly by 2.5%. The decrease was driven primarily by a quality-related issue that negatively impacted sales at Hooker Upholstery during the second and third quarters that has now been resolved, and a net sales decrease at Sam Moore primarily due to labor capacity challenges and exiting unprofitable relationships in the prior year.”

Segment Reporting: “All Other”

“H Contract, which provides upholstered seating and casegoods to upscale senior living facilities, was one of two division stand-outs for the year,” Toms said. “H Contract reported sales growth of almost 30% compared to the prior year. Another non-residential division, Home Meridian’s Samuel Lawrence Hospitality unit, grew sales 69.2% for the fiscal year, with much of the growth coming in the fourth quarter, and finished the year with an order backlog 23.8% higher than the prior January,” Toms said.

Balance Sheet

“Our profitability, along with good inventory management and cautious capital spending, helped us maintain a strong, stable balance sheet,” Toms said.

The Company finished the fiscal 2017 year with $39.8 million in cash and cash equivalents and $47.6 million in acquisition-related debt. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $75.3 million.

Toms added that the Company completed the year with “inventories close to target levels.”

Outlook

“We experienced a distinct uptick at retail late in the fall, after the uncertainty of the election was past. Consumers seem to have moved off the sidelines and are more willing to commit to larger-ticket purchases. The macroeconomic environment, which we believe is a strong indicator for furniture sales, is generally positive. Sales of existing and new homes are trending positively, and new home construction is robust. Stock market gains have kept consumer confidence at generally high levels, wages are trending up, employment levels are solid and consumer spending is solid. Based on the improvements we’ve seen in our business over the last two quarters, we are fairly bullish about the foreseeable future,” said Toms.

Conference Call Details

Hooker Furniture will present its fiscal 2017 results via teleconference and live internet web cast on Thursday  afternoon, April 6, 2017, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID is 85032507. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 93rd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2015 shipments to U.S. retailers, according to a 2016 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, including the implementation of a possible border-adjustment tax; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11)the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) when or whether our new business initiatives, meet growth and profitability targets; (14) price competition in the furniture industry; (15) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (16) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (17) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) capital requirements and costs, including the servicing of our floating-rate term loans; (20) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (21) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (22) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (23) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2017	2016	2017	2016

Net sales	$173,927	$60,565	$577,219	$246,999

Cost of sales	133,809	42,510	451,098	178,311

Gross profit	40,118	18,055	126,121	68,688

Selling and administrative expenses	22,728	11,534	83,767	44,426
Intangible asset amortization	334	-	3,134	-

Operating income	17,056	6,521	39,220	24,262

Other income, net	294	(1)	930	261
Interest expense, net	199	18	954	64

Income before income taxes	17,151	6,502	39,196	24,459

Income tax expense	6,172	2,357	13,909	8,274

Net income	$10,979	$4,145	$25,287	$16,185

Earnings per share
Basic	$0.95	$0.38	$2.19	$1.50
Diluted	$0.95	$0.38	$2.18	$1.49

Weighted average shares outstanding:
Basic	11,537	10,789	11,531	10,779
Diluted	11,564	10,814	11,563	10,807

Cash dividends declared per share	$0.12	$0.10	$0.42	$0.40

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2017	2016	2017	2016

Net Income	$10,979	$4,145	$25,287	$16,185
Other comprehensive income:
Amortization of actuarial gain	605	618	551	752
Income tax effect on amortization	(223)	(228)	(204)	(277)
Adjustments to net periodic benefit cost	382	390	347	475

Total comprehensive Income	$11,361	$4,535	$25,634	$16,660

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	January 29,	January 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$39,792	$53,922
Trade accounts receivable, less allowance for doubtful
accounts of $6,806 and $1,032 on each respective date	92,578	28,176
Inventories	75,303	43,713
Prepaid expenses and other current assets	4,244	2,256
Total current assets	211,917	128,067
Property, plant and equipment, net	25,803	22,768
Cash surrender value of life insurance policies	22,366	21,888
Deferred taxes	7,264	5,350
Intangible assets	25,923	1,382
Goodwill	23,187	-
Other assets	2,236	2,198
Total non-current assets	106,779	53,586
Total assets	$318,696	$181,653

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$5,817	$-
Trade accounts payable	36,552	9,105
Accrued salaries, wages and benefits	8,394	4,834
Income tax accrual	4,323	357
Customer deposits	5,605	797
Other accrued expenses	3,369	1,512
Total current liabilities	64,060	16,605
Long term debt	41,772	-
Deferred compensation	10,849	8,409
Pension plan	3,499	-
Other long-term liabilities	589	578
Total long-term liabilities	56,709	8,987
Total liabilities	120,769	25,592

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,563 and 10,818 shares issued and outstanding on each date	39,753	18,667
Retained earnings	157,688	137,255
Accumulated other comprehensive income	486	139
Total shareholders’ equity	197,927	156,061
Total liabilities and shareholders’ equity	$318,696	$181,653

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Fifty-Two Weeks Ended
	January 29,	January 31,
	2017	2016
Operating Activities:
Net income	$25,287	$16,185
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	8,000	2,946
(Gain)/Loss on disposal of assets	(72)	83
Deferred income tax (benefit) expense	(2,224)	544
Noncash restricted stock and performance awards	1,157	829
Provision for doubtful accounts	2,188	(105)
Changes in assets and liabilities:
Trade accounts receivable	(21,507)	4,174
Inventories	6,016	1,260
Gain on life insurance policies	(964)	(799)
Prepaid expenses and other current assets	(115)	(207)
Trade accounts payable	4,662	(1,273)
Accrued salaries, wages, and benefits	1,950	273
Accrued income taxes	3,966	(1,011)
Customer deposits	2,187	(56)
Other accrued expenses	2,303	(217)
Deferred compensation	(1,715)	358
Other long-term liabilities	121	52
Net cash provided by operating activities	31,240	23,036

Investing Activities:
Acquisition of Home Meridian	(86,062)	-
Purchases of property and equipment	(2,454)	(2,847)
Proceeds received on notes for sale of assets	146	93
Proceeds from sale of property and equipment	2	6
Premiums paid on life insurance policies	(715)	(707)
Proceeds received on life insurance policies	1,022	-
Net cash used in investing activities	(88,061)	(3,455)

Financing Activities:
Proceeds from long-term debt	60,000	-
Payments for long-term debt	(12,290)	-
Debt issuance cost	(165)	-
Cash dividends paid	(4,854)	(4,322)
Net cash provided by (used in) financing activities	42,691	(4,322)

Net (decrease) increase in cash and cash equivalents	(14,130)	15,259
Cash and cash equivalents - beginning of year	53,922	38,663
Cash and cash equivalents - end of year	$39,792	$53,922

Supplemental schedule of cash flow information:
Interest paid, net	$848	$43
Income taxes paid, net	12,164	$8,837
Non-cash transactions:
Acquisition cost paid in common stock	$20,267	$-
Increase in property and equipment through accrued purchases	-	85

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949